Exhibit 99.1

Regional Management Corp. Announces First Quarter 2019 Results

-    Net income of $8.1 million and diluted earnings per share of $0.67    -

-    16th consecutive quarter of year-over-year double-digit total finance receivables growth    -

-    Announces authorization of new $25 million share repurchase program    -

Greenville, South Carolina – May 8, 2019 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•

Net income for the first quarter of 2019 was $8.1 million, a 6.2% reduction from the prior-year period. Diluted earnings per share for the first quarter of 2019 was $0.67, compared to $0.72 in the prior-year period.

•	Total finance receivables as of March 31, 2019 were $912.3 million, an increase of 13.3%, or $107.3 million, from the prior-year period.

•	16th consecutive quarter of year-over-year double-digit finance receivables growth.

•	Total core small and large loan finance receivables increased $138.0 million, or 19.1%, compared to the prior-year period.

•

Large loan finance receivables of $440.7 million increased $76.8 million, or 21.1%, from the prior-year period and represented 48.3% of the total loan portfolio. Small loan finance receivables as of March 31, 2019 were $421.7 million, an increase of 17.0% over the prior-year period.

•	Total revenue for the first quarter of 2019 was $81.7 million, a $9.1 million, or 12.6%, increase from the prior-year period.

•	11th consecutive quarter of year-over-year double-digit revenue growth.

•	Interest and fee income increased 12.4%, driven by a 13.3% increase in finance receivables compared to the prior-year period.

•

Insurance income, net increased $0.7 million, as the benefits of an increase in premium revenue and a decrease in non-file insurance claims expense (due to the change in business practice to lower utilization of non-file insurance) were partially offset by increases in life insurance and disability insurance claims.

•

Provision for credit losses for the first quarter of 2019 was $23.3 million, an increase of $3.8 million, or 19.6%, from the prior-year period. $1.1 million of the increase related to the change in non-file insurance business practice, which grossed up the provision for credit losses and insurance income, net. This change had no impact on net income.

•

Annualized net credit losses as a percentage of average finance receivables were 10.9%, a 70 basis point increase from 10.2% in the prior-year period, primarily due to 40 basis points of additional non-file claims shifting to credit losses compared to the prior-year period. In addition, both the first quarter of 2019 and 2018 included 40 basis points of hurricane-related credit losses.

•

30+ day contractual delinquencies as of March 31, 2019 were 7.0%, compared to 6.5% as of March 31, 2018. 30+ day contractual delinquencies included 0.4% and 0.3% related to hurricane-affected branches as of March 31, 2019 and March 31, 2018, respectively.

“We opened 2019 with another quarter of consistent, double-digit top line and finance receivable growth,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “Highlighting the quarter, we successfully completed the implementation of custom scorecards in all of our branches. Additionally, we continued to improve our overall expenses as a percentage of receivables, positioning us for sustainable margin expansion.”

“With the implementation of custom scorecards, we have much greater precision in our underwriting process,” added Mr. Knitzer. “This resulted in a slightly elevated credit profile in the first quarter, creating some downward pressure on yield and growth, since we are no longer renewing customers who have now been identified as higher risk. By year-end 2019, we expect our credit profile to improve from prior periods, and we expect to return to year-over-year double-digit net income growth in the second half of 2019 as these improvements take further hold.”

“Lastly, we are pleased to announce that our Board of Directors has approved a new $25 million share repurchase program. This program will allow us to return value to our shareholders and underscores our belief in our strong financial performance and future prospects, while still providing ample capital to expand our operations,” concluded Mr. Knitzer.

First Quarter 2019 Results

Finance receivables outstanding at March 31, 2019 were $912.3 million, a 13.3% increase from $805.0 million in the prior year. Finance receivables increased based on double-digit growth in both the core small and large loan portfolios.

For the first quarter ended March 31, 2019, the Company reported total revenue of $81.7 million, a 12.6% increase from $72.6 million in the prior-year period. Interest and fee income for the first quarter of 2019 was $74.3 million, a 12.4% increase from $66.2 million in the prior-year period, related to consistent gains in the small and large loan portfolios.

The provision for credit losses in the first quarter of 2019 was $23.3 million, a $3.8 million, or 19.6%, increase compared to $19.5 million in the prior-year period, primarily due to portfolio growth. $1.1 million of the increase primarily related to the change in business practice to lower utilization of non-file insurance.

Net credit losses were $25.2 million in the first quarter of 2019, an increase of $4.6 million over the prior-year period. Net credit losses included $0.9 million and $0.7 million of hurricane-related losses in the first quarter of 2019 and 2018, respectively. Annualized net credit losses as a percentage of average finance receivables in the first quarter of 2019 were 10.9%, a 70 basis point increase from 10.2% in the prior-year period, primarily due to 40 basis points of additional non-file claims shifting to credit losses compared to the prior-year period. In addition, both the first quarter of 2019 and 2018 included 40 basis points of hurricane-related credit losses.

General and administrative expenses for the first quarter of 2019 were $38.2 million, an increase of $3.6 million, or 10.4%, from the prior-year period. Annualized general and administrative expenses as a percentage of average finance receivables improved 50 basis points, from 17.0% in the prior-year period to 16.5% for the first quarter of 2019. General and administrative expenses for the first quarter of 2019 included higher personnel costs related to staffing increases in information technology, centralized collections, de novo branch openings, and existing branches to support ongoing loan portfolio growth, as well as additional other expenses.

Interest expense was $9.7 million in the first quarter of 2019, compared to $7.2 million in the prior-year period. The increase in interest expense was due to higher cost of funding and larger long-term debt amounts outstanding from growth in finance receivables. Cost of funding has increased due to federal funds rate increases, larger unused lines of credit, and incremental debt issuance costs associated with upsizing the senior revolving credit facility, entering into the warehouse credit facility, and the Company’s completion of its second asset-backed securitization. Diversified sources of funding continue to position the Company for long-term growth.

Net income for the first quarter of 2019 was $8.1 million, a decrease from $8.6 million in the prior-year period. Diluted earnings per share for the first quarter of 2019 was $0.67, a decrease from $0.72 in the prior-year period.

2019 De Novo Outlook

As of March 31, 2019, the Company’s branch network consisted of 360 locations, including 1 net branch opened during the first quarter of 2019. For the full year 2019, the Company expects to open approximately 15 de novo branches.

Liquidity and Capital Resources

As of March 31, 2019, the Company had finance receivables of $912.3 million and outstanding long-term debt of $628.8 million, consisting of:

•	$300.4 million on its $638.0 million senior revolving credit facility,

•	$16.9 million on its amortizing loan,

•	$31.0 million on its $125.0 million revolving warehouse credit facility, and

•	$280.6 million through its asset-backed securitizations.

The Company had a debt-to-equity ratio of 2.3 to 1.0 and a shareholder equity ratio of 30.2% as of March 31, 2019.

Share Repurchase Program

Regional Management also announced today that its Board of Directors has authorized a new share repurchase program allowing for the repurchase of up to $25 million of its outstanding common stock. The authorization is effective immediately and will continue through May 6, 2021.

Stock repurchases under the program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the Company’s management based on its evaluation of market conditions, the Company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the Company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the Company to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (800) 319-4610 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Wednesday, May 15, 2019, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10006636. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the impact of a prolonged shutdown of the federal government; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 360 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)
	1Q 19	1Q 18	$	%
Revenue
Interest and fee income	$74,322	$66,151	$8,171	12.4%
Insurance income, net	4,113	3,389	724	21.4%
Other income	3,313	3,085	228	7.4%

Total revenue	81,748	72,625	9,123	12.6%

Expenses
Provision for credit losses	23,343	19,515	(3,828)	(19.6)%

Personnel	22,393	21,228	(1,165)	(5.5)%
Occupancy	6,165	5,618	(547)	(9.7)%
Marketing	1,651	1,453	(198)	(13.6)%
Other	7,974	6,293	(1,681)	(26.7)%

Total general and administrative	38,183	34,592	(3,591)	(10.4)%

Interest expense	9,721	7,177	(2,544)	(35.4)%

Income before income taxes	10,501	11,341	(840)	(7.4)%
Income taxes	2,393	2,697	304	11.3%

Net income	$8,108	$8,644	$(536)	(6.2)%

Net income per common share:
Basic	$0.69	$0.74	$(0.05)	(6.8)%

Diluted	$0.67	$0.72	$(0.05)	(6.9)%

Weighted-average shares outstanding:
Basic	11,712	11,618	(94)	(0.8)%

Diluted	12,076	12,030	(46)	(0.4)%

Return on average assets (annualized)	3.4%	4.2%

Return on average equity (annualized)	11.5%	14.1%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	1Q 19	1Q 18	$	%
Assets
Cash	$2,331	$3,247	$(916)	(28.2)%
Gross finance receivables	1,204,495	1,056,425	148,070	14.0%
Unearned finance charges and insurance premiums	(292,245)	(251,469)	(40,776)	(16.2)%

Finance receivables	912,250	804,956	107,294	13.3%
Allowance for credit losses	(56,400)	(47,750)	(8,650)	(18.1)%

Net finance receivables	855,850	757,206	98,644	13.0%
Restricted cash	38,917	19,064	19,853	104.1%
Lease assets	24,831	—	24,831	100.0%
Property and equipment	14,181	12,214	1,967	16.1%
Intangible assets	9,722	10,922	(1,200)	(11.0)%
Other assets	7,635	12,156	(4,521)	(37.2)%

Total assets	$953,467	$814,809	$138,658	17.0%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$628,786	$550,377	$78,409	14.2%
Unamortized debt issuance costs	(8,338)	(4,512)	(3,826)	(84.8)%

Net long-term debt	620,448	545,865	74,583	13.7%
Lease liabilities	26,474	—	26,474	100.0%
Accounts payable and accrued expenses	17,470	15,994	1,476	9.2%
Deferred tax liability	1,259	3,999	(2,740)	(68.5)%

Total liabilities	665,651	565,858	99,793	17.6%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,465 shares issued and 11,919 shares outstanding at March 31, 2019 and 13,294 shares issued and 11,748 shares outstanding at March 31, 2018)	1,347	1,329	18	1.4%
Additional paid-in-capital	99,310	95,272	4,038	4.2%
Retained earnings	212,205	177,396	34,809	19.6%
Treasury stock (1,546 shares at March 31, 2019 and 2018)	(25,046)	(25,046)	—	0.0%

Total stockholders’ equity	287,816	248,951	38,865	15.6%

Total liabilities and stockholders’ equity	$953,467	$814,809	$138,658	17.0%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Finance Receivables by Product
	1Q 19	4Q 18	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 18	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$421,712	$437,662	$(15,950)	(3.6)%	$360,470	$61,242	17.0%
Large loans	440,707	437,998	2,709	0.6%	363,931	76,776	21.1%

Total core loans	862,419	875,660	(13,241)	(1.5)%	724,401	138,018	19.1%
Automobile loans	20,511	26,154	(5,643)	(21.6)%	48,704	(28,193)	(57.9)%
Retail loans	29,320	30,429	(1,109)	(3.6)%	31,851	(2,531)	(7.9)%

Total finance receivables	$912,250	$932,243	$(19,993)	(2.1)%	$804,956	$107,294	13.3%

Number of branches at period end	360	359	1	0.3%	341	19	5.6%
Average finance receivables per branch	$2,534	$2,597	$(63)	(2.4)%	$2,361	$173	7.3%

	Averages and Yields
	1Q 19		4Q 18		1Q 18
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$434,195	38.2%	$426,901	39.5%	$370,513	40.1%
Large loans	437,475	28.0%	425,948	28.4%	355,784	28.5%
Automobile loans	23,226	14.8%	29,114	15.0%	55,515	15.4%
Retail loans	30,052	18.6%	30,555	19.1%	32,657	18.5%

Total interest and fee yield	$924,948	32.1%	$912,518	32.9%	$814,469	32.5%

Total revenue yield	$924,948	35.4%	$912,518	36.7%	$814,469	35.7%

	Components of Increase in Interest and Fee Income 1Q 19 Compared to 1Q 18 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$6,391	$(1,847)	$(317)	$4,227
Large loans	5,811	(382)	(87)	5,342
Automobile loans	(1,246)	(82)	48	(1,280)
Retail loans	(121)	3	—	(118)
Product mix	(1,862)	1,602	260	—

Total increase in interest and fee income	$8,973	$(706)	$(96)	$8,171

	Net Loans Originated (1) (2)
	1Q 19	4Q 18	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 18	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$129,245	$172,820	$(43,575)	(25.2)%	$123,756	$5,489	4.4%
Large loans	84,068	115,805	(31,737)	(27.4)%	88,773	(4,705)	(5.3)%
Retail loans	6,197	6,593	(396)	(6.0)%	7,302	(1,105)	(15.1)%

Total net loans originated	$219,510	$295,218	$(75,708)	(25.6)%	$219,831	$(321)	(0.1)%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The Company ceased originating automobile loans in November 2017.

	Other Key Metrics
	1Q 19	4Q 18	1Q 18
Net credit losses	$25,243	$20,698	$20,675
Percentage of average finance receivables (annualized)	10.9%	9.1%	10.2%

Provision for credit losses (1)	$23,343	$23,698	$19,515
Percentage of average finance receivables (annualized)	10.1%	10.4%	9.6%
Percentage of total revenue	28.6%	28.3%	26.9%

General and administrative expenses	$38,183	$36,616	$34,592
Percentage of average finance receivables (annualized)	16.5%	16.1%	17.0%
Percentage of total revenue	46.7%	43.7%	47.6%

Same store results:
Finance receivables at period-end	$892,909	$925,621	$792,495
Finance receivable growth rate	10.9%	13.7%	14.1%
Number of branches in calculation	337	337	331

(1)	Includes hurricane-related provision for credit losses of $(704), $(174), and $(264) for 1Q 19, 4Q 18, and 1Q 18, respectively.

	Contractual Delinquency by Aging
	1Q 19		4Q 18		1Q 18
Allowance for credit losses (1)	$56,400	6.2%	$58,300	6.3%	$47,750	5.9%

Current	762,748	83.6%	754,162	80.9%	683,206	84.9%
1 to 29 days past due	85,942	9.4%	105,920	11.4%	69,034	8.6%

Delinquent accounts:
30 to 59 days	18,066	2.0%	22,529	2.3%	14,858	1.8%
60 to 89 days	13,850	1.5%	17,382	1.9%	11,495	1.4%
90 to 119 days	11,745	1.3%	12,279	1.3%	9,656	1.2%
120 to 149 days	9,902	1.1%	10,890	1.2%	7,905	1.0%
150 to 179 days	9,997	1.1%	9,081	1.0%	8,802	1.1%

Total contractual delinquency (2)	$63,560	7.0%	$72,161	7.7%	$52,716	6.5%

Total finance receivables	$912,250	100.0%	$932,243	100.0%	$804,956	100.0%

1 day and over past due	$149,502	16.4%	$178,081	19.1%	$121,750	15.1%

	Contractual Delinquency by Product
	1Q 19		4Q 18		1Q 18
Small loans	$34,990	8.3%	$40,663	9.3%	$29,586	8.2%
Large loans	24,893	5.6%	26,814	6.1%	17,723	4.9%
Automobile loans	1,534	7.5%	2,083	8.0%	3,132	6.4%
Retail loans	2,143	7.3%	2,601	8.5%	2,275	7.1%

Total contractual delinquency (2)	$63,560	7.0%	$72,161	7.7%	$52,716	6.5%

(1)	Includes incremental hurricane allowance for credit losses of $2,000, 3,600, and $1,750 in 1Q 19, 4Q 18, and 1Q 18, respectively.
(2)	Includes 0.4%, 0.5%, and 0.3% delinquency related to hurricane-affected branches for 1Q 19, 4Q 18, and 1Q 18, respectively.

	Income Statement Quarterly Trend
	1Q 18	2Q 18	3Q 18	4Q 18	1Q 19	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$66,151	$66,829	$72,128	$75,013	$74,322	$(691)	$8,171
Insurance income, net	3,389	2,882	2,898	5,624	4,113	(1,511)	724
Other income	3,085	2,705	2,890	3,112	3,313	201	228

Total revenue	72,625	72,416	77,916	83,749	81,748	(2,001)	9,123

Expenses
Provision for credit losses	19,515	20,203	23,640	23,698	23,343	355	(3,828)

Personnel	21,228	19,390	21,376	22,074	22,393	(319)	(1,165)
Occupancy	5,618	5,478	5,490	5,933	6,165	(232)	(547)
Marketing	1,453	2,258	2,132	1,902	1,651	251	(198)
Other	6,293	6,089	6,863	6,707	7,974	(1,267)	(1,681)

Total general and administrative	34,592	33,215	35,861	36,616	38,183	(1,567)	(3,591)

Interest expense	7,177	7,915	8,729	9,643	9,721	(78)	(2,544)

Income before income taxes	11,341	11,083	9,686	13,792	10,501	(3,291)	(840)
Income taxes	2,697	2,601	2,237	3,022	2,393	629	304

Net income	$8,644	$8,482	$7,449	$10,770	$8,108	$(2,662)	$(536)

Net income per common share:
Basic	$0.74	$0.73	$0.64	$0.92	$0.69	$(0.23)	$(0.05)

Diluted	$0.72	$0.70	$0.61	$0.90	$0.67	$(0.23)	$(0.05)

Weighted-average shares outstanding:
Basic	11,618	11,658	11,672	11,672	11,712	(40)	(94)

Diluted	12,030	12,138	12,133	12,010	12,076	(66)	(46)

Net interest margin	$65,448	$64,501	$69,187	$74,106	$72,027	$(2,079)	$6,579

Net credit margin	$45,933	$44,298	$45,547	$50,408	$48,684	$(1,724)	$2,751

	Balance Sheet Quarterly Trend
	1Q 18	2Q 18	3Q 18	4Q 18	1Q 19	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$814,809	$868,220	$893,279	$956,395	$953,467	$(2,928)	$138,658

Finance receivables	$804,956	$847,238	$888,076	$932,243	$912,250	$(19,993)	$107,294

Allowance for credit losses	$47,750	$48,450	$55,300	$58,300	$56,400	$(1,900)	$8,650

Long-term debt	$550,377	$595,765	$611,593	$660,507	$628,786	$(31,721)	$78,409

	Other Key Metrics Quarterly Trend
	1Q 18	2Q 18	3Q 18	4Q 18	1Q 19	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Interest and fee yield (annualized)	32.5%	32.7%	33.2%	32.9%	32.1%	(0.8)%	(0.4)%

Efficiency ratio (1)	17.0%	16.2%	16.5%	16.1%	16.5%	0.4%	(0.5)%

30+ contractual delinquency percentage	6.5%	6.3%	7.1%	7.7%	7.0%	(0.7)%	0.5%

Net credit loss percentage (2)	10.2%	9.5%	7.7%	9.1%	10.9%	1.8%	0.7%

Book value per share	$21.19	$21.93	$22.68	$23.70	$24.15	$0.45	$2.96

(1)	Annualized general and administrative expenses as a percentage of average finance receivables.
(2)	Annualized net credit losses as a percentage of average finance receivables.